Exhibit 10.1

July 28, 2015

Erik E. Prusch

[Address]

Dear Erik,

It is with great pleasure that Outerwall Inc. (“Outerwall” or the “Company”) offers you the position of Chief Executive Officer, reporting to the Board of Directors of Outerwall. The position will start effective July 31, 2015. This letter will serve to confirm our mutual understanding of the terms of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annual salary of $800,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year). This position is exempt and is therefore not eligible for overtime.

Bonus Program

You will be eligible to participate in Outerwall’s 2015 Incentive Compensation Plan for Executive Leaders (the “2015 Incentive Plan”) as administered by the Compensation Committee of the Board of Directors (the “Committee”). Your annual target bonus opportunity is 100% of the actual base salary you earn during 2015. The allocation and other terms of your short-term incentive compensation will be guided by the 2015 Incentive Plan.

1800 114th Avenue SE, Bellevue, WA 98004

P.O. Box 91258, Bellevue, WA 98009

Long-Term Incentive Program

You are eligible to participate in Outerwall’s Long-Term Incentive Plan (LTIP). Your LTIP award is also administered by the Committee and the value of the LTIP will be approximately $3,000,000. The LTIP award is summarized as follows:

•	The LTIP will consist of approximately seventy percent (70%) performance-based restricted stock (PBRS) and thirty percent (30%) time-based restricted stock (TBRS). It is anticipated that the awards will be granted effective on your date of hire.

•	The number of shares of restricted stock under the LTIP awards will be determined based on the closing price of Outerwall stock (Nasdaq: OUTR) on the date of grant.

•	The TBRS grant will vest 50% on each of the third and fourth anniversaries of the date of grant.

•	The measures, targets and measurement period of the PBRS award will be consistent with the PBRS awards granted to other senior executives in February 2015. The PBRS award will vest over 3 years, with 65% of the restricted stock earned vesting on the second anniversary of the date of grant and the remaining 35% of the restricted stock earned vesting on the third anniversary of the date of grant.

New Hire Equity

As part of your new hire package, you will also be eligible for a new hire PBRS award with an approximate value of $1,000,000. It is anticipated that the measures and targets of the new hire PBRS award and the grant of the new hire PBRS award will be approved by the Committee within the first 45 days of employment. The new hire PBRS award will vest over 3 years, with 65% of the restricted stock earned vesting within one month following the second anniversary of the date of grant and the remaining 35% of the restricted stock earned vesting within one month following the third anniversary of the date of grant. The number of shares of restricted stock under the new hire PBRS award will be determined based on the closing price of Outerwall stock (Nasdaq: OUTR) on the date of grant.

All equity awards are subject to the terms of the Company’s 2011 Incentive Plan and the respective grant and award agreements.

1800 114th Avenue SE, Bellevue, WA 98004

P.O. Box 91258, Bellevue, WA 98009

Benefits

In order to remain competitive, the benefits plans and programs may change from time to time. The following is a partial list of the benefits offered:

•	Comprehensive medical, dental and vision benefits

•	401(k) Plan with a company match equal to 100% of the first 3% of your deferrals and 50% on each of the next 2%; the company match vests immediately

•	Company-paid long-term and short-term disability

•	Company Life and Accidental Death & Dismemberment Insurance (1 times annual salary up to $200,000 of coverage)

•	Flexible Spending Plan(s) for healthcare and day care

•	Wellness Reimbursement Program

•	Concierge Service

•	Great supplemental benefits

You will be eligible for most benefits coverage the 1st of the month following one full month of service. You will receive additional information in your Benefits Enrollment Packet which will be sent to your home address prior to your benefits eligibility date.

At-Will Employment

You may terminate your employment with Outerwall at any time and for any reason whatsoever simply by notifying Outerwall. Likewise, Outerwall may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by Outerwall’s Board of Directors.

Start Date

Erik, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to me and our Chief Legal Officer & General Counsel via fax or email by July 29, 2015. Congratulations, we look forward to an exciting future.

Sincerely,	Accepted by:

/s/ Nelson C. Chan	/s/ Erik E. Prusch	Date	July 29, 2015
Nelson C. Chan	Erik E. Prusch
Chair of the Board of Directors

1800 114th Avenue SE, Bellevue, WA 98004

P.O. Box 91258, Bellevue, WA 98009